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Exhibit 99.3

IAC RECONCILIATION OF OIBA TO OPERATING INCOME—FY 2004
(unaudited; $ in millions)

        We currently expect Operating Income Before Amortization ("OIBA") in the range of $1.0 billion to $1.2 billion for the full year 2004. Due to the high variability and difficulty in predicting certain items for 2004 that impact net income, such as amortization of intangibles and certain other non-cash items, interest rates, tax rates, and the timing of purchases under our announced buyback plan, we are unable to provide a reconciliation to net income without unreasonable efforts.

        The below reconciliation is for purposes of reconciliation only and represents the high end of the range of our current forecast.

2004
OIBA	$1,200
Less: Amortization	(585)

Operating income	$615

        Operating Income Before Amortization ("OIBA") is defined as operating income plus: (1) amortization of non-cash distribution, marketing and compensation expense, (2) amortization of intangibles and goodwill impairment, if applicable, (3) pro forma adjustments for significant acquisitions and (4) one-time items. See IAC's Q3 earnings release for explanations of these adjustments.

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  Exhibit 99.3